Exhibit 10.45

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

Purchase Agreement

by and between

Epizyme, Inc.

and

RPI Finance Trust

Dated as of November 4, 2019

SECTION 1	Defined Terms and Rules of Construction		1
	1.1	Definitions	1
	1.2	Certain Interpretations	8
	1.3	Headings	8
SECTION 2	Purchase and Sale of Shares, Warrants and Japan Royalty; Applicable Reduction Payment		9
	2.1	Sale of Shares	9
	2.2	Sale of Warrant	10
	2.3	Sale of Japan Royalty	10
	2.4	Purchase Price	10
	2.5	No Assumed Obligations	10
	2.6	True Sale of Japan Royalty	10
SECTION 3	Closing; Payment of Purchase Price		11
	3.1	Closing	11
	3.2	Royalty Reduction	11
	3.3	Closing Certificates	12
	3.4	Bill of Sale	12
	3.5	Share Issuance	12
	3.6	Warrant	12
SECTION 4	Representations and Warranties of the Company		12

-i-

Page

	4.1	Organization and Good Standing and Qualifications	12
	4.2	Authorization	13
	4.3	Reservation and Valid Issuance of Shares	13
	4.4	No Conflicts	14
	4.5	Compliance	15
	4.6	Capitalization	15
	4.7	Commission Documents, Financial Statements	16
	4.8	Internal Controls and Procedures	16
	4.9	Material Adverse Change	17
	4.10	No Undisclosed Liabilities	17
	4.11	No Undisclosed Events or Circumstances	17
	4.12	Actions Pending	17
	4.13	Compliance with Law	17
	4.14	Exemption from Registration, Valid Issuance	18
	4.15	Transfer Taxes	18
	4.16	Investment Company	18
	4.17	License Agreement	18
	4.18	Title to Royalty	20
	4.19	Intellectual Property	20
	4.20	UCC Representation and Warranties	21
	4.21	Brokers	22
SECTION 5	Representations and Warranties of the Investor		22
	5.1	Experience	22
	5.2	Investment	22
	5.3	Rule 144	22
	5.4	Access to Information	22
	5.5	Enforceability	23
	5.6	Authorization	23
	5.7	No Conflicts	23
	5.8	Investor Status	23
	5.9	No Inducement	24
SECTION 6	Covenants		24
	6.1	Efforts to Consummate Transactions	24
	6.2	Authorization and Reservation of Warrant Shares	24
	6.3	Exchange Listing	24
	6.4	Antitrust Approval	24
	6.5	Board Nomination	25
	6.6	Section 16 Matters	25
	6.7	D&O Indemnification; Insurance Priority Matters	26
	6.8	Disclosures	26
	6.9	Payments Received in Error; Interest	26
	6.10	Royalty Reduction	27
	6.11	Royalty Reports	27
	6.12	Inspections and Audits	27

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Page

	6.13	Amendment or Assignment of License Agreement	28
	6.14	Maintenance of Agreements	28
	6.15	Enforcement of Agreements	28
	6.16	Termination of Agreements	29
	6.17	Preservation of Rights	30
	6.18	Enforcement; Infringement Claims	30
SECTION 7	Confidentiality		32
	7.1	Confidentiality	32
	7.2	Authorized Disclosure	32
SECTION 8	Conditions to Investor’s Obligations at Closing		33
	8.1	No Injunction, etc	33
	8.2	Representations and Warranties	34
	8.3	Performance	34
	8.4	No Material Adverse Change	34
	8.5	HSR Act	34
	8.6	Company Closing Certificate	34
	8.7	Licensee Consent	34
	8.8	Form W-9	34
	8.9	Securities Laws	34
	8.10	Authorizations	35
	8.11	Warrant	35
	8.12	Legal Opinion	35
SECTION 9	Conditions to the Company’s Obligations at Closing		35
	9.1	No Injunction, etc	35
	9.2	Representations and Warranties	35
	9.3	HSR Act	36
	9.4	Licensee Consent	36
	9.5	Performance	36
	9.6	Securities Law Compliance	36
	9.7	Investor Closing Certificate	36
	9.8	Investor Incumbency Certificate	36
	9.9	Form W-8BEN-E	36
	9.10	Authorization	36
SECTION 10	Resales		36
	10.1	Rule 144 Reporting	36
	10.2	Restrictive Legend	37
SECTION 11	Indemnification		37
	11.1	Indemnification	37
	11.2	Limitations on Liability	38
	11.3	Exclusive Remedy	39
SECTION 12	Termination		39
	12.1	Grounds for Termination	39
	12.2	Automatic Termination	39
	12.3	Survival	39

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Page

SECTION 13	Miscellaneous		40
	13.1	Governing Law	40
	13.2	Successors, Assigns	40
	13.3	Notices	40
	13.4	Expenses	41
	13.5	Finder’s Fees	41
	13.6	Counterparts	41
	13.7	Severability	41
	13.8	Entire Agreement	41
	13.9	Waiver	42
	13.10	Trustee Capacity of Wilmington Trust Company	42

-iv-

EPIZYME, INC.

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made as of November 4, 2019, by and between Epizyme, Inc., a Delaware corporation (the “Company”), and RPI Finance Trust, a Delaware statutory trust (the “Investor”).

RECITALS

WHEREAS, pursuant to the License Agreement, the Company granted to Licensee an exclusive, royalty-bearing license under the Licensed Epizyme IP to, among other things, sell Licensed Products in the Eisai Territory, and Licensee, in consideration thereof, agreed to pay the Japan Royalty to the Company;

WHEREAS, pursuant to that certain Royalty Purchase Agreement, dated as of October 29, 2019, between the Investor and Licensee (the “Eisai Royalty Purchase Agreement”), Investor has agreed to purchase up to all of the royalty or like payments payable to Licensee by the Company under the License Agreement (collectively, the “WW Royalty”);

WHEREAS, pursuant to and in accordance with the Eisai Royalty Purchase Agreement and the Instruction Letters delivered pursuant thereto by Licensee to the Company from time to time, the Company shall pay to the Investor the portion of the WW Royalty set forth in the Instruction Letter then in effect; and

WHEREAS, pursuant to terms set forth in this Agreement, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, (a) certain shares of the Company’s common stock, $0.0001 per share (the “Common Stock”), (b) a warrant to purchase shares of the Common Stock and (c) the Japan Royalty.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Defined Terms and Rules of Construction

1.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.

“Aggregate Purchase Price” means the Closing Purchase Price plus the aggregate Applicable Reduction Payments, if any, actually paid or credited.

“Agreement” is defined in the Preamble.

“Applicable Reduction Payment” means, during the term of the WW Royalty on a calendar year-by-calendar year basis, with respect to each calendar quarter, an amount equal to the sum of (a) [**]% of the amount of Net Sales in such calendar quarter in the Epizyme Territory that, together with prior Net Sales in such calendar year in the Epizyme Territory, are greater than $[**] but less than or equal to $[**] plus (b) [**]% of the amount of Net Sales in such calendar quarter in the Epizyme Territory that, together with prior Net Sales in such calendar year in the Epizyme Territory, are greater than $[**].

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.4.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Purchase Price” is defined in Section 3.1.

“Commercialize” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of Licensed Products (including the making, using, importing, selling and offering for sale of the Licensed Products), and shall include post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Licensed Products, importing, exporting or transporting the Licensed Products for sale, and regulatory compliance with respect to the foregoing.

“Commission” means the U.S. Securities and Exchange Commission.

“Commission Documents” is defined in Section 4.7(a).

“Common Stock” is defined in the Preamble.

“Company” is defined in the Preamble.

“Company Closing Certificate” is defined in Section 3.3(a).

“Confidential Information” is defined in Section 7.1.

“Covered Persons” is defined in Section 6.5(f).

“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, or similar proceeding, following or as a result of which the Licensee fails to pay amounts owing to the Company in respect of the Japan Royalty as a result of Licensee’s financial distress, creditworthiness, or insolvency.

“DGCL” means the Delaware General Corporation Law.

“Disclosing Party” is defined in Section 7.1.

“Disclosure Schedule” means the Disclosure Schedule, attached hereto as Exhibit A and dated as of the date hereof and delivered by the Company to the Investor.

“Eisai Royalty Purchase Agreement” is defined in the Preamble.

“Eisai Royalty Reports” means the quarterly reports deliverable by Licensee to the Company pursuant to Section 6.7 of the License Agreement.

“Eisai Territory” shall have the meaning ascribed thereto in Section 1.34 of the License Agreement.

“Epizyme Royalty Reports” means the quarterly reports deliverable by the Company to Licensee pursuant to Section 6.7 of the License Agreement.

“Epizyme Territory” shall have the meaning ascribed thereto in Section 1.42 of the License Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” is defined in Section 4.7(b).

“Governmental Entity” means any:  (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” is defined in Section 11.1.

“Indemnifying Party” is defined in Section 11.1.

“Instruction Letters” means the payment instruction letters, duly executed by the Licensee and the Investor, delivered to the Company by the Licensee and the Investor from time to time in accordance with the Eisai Royalty Purchase Agreement, instructing the Company to pay the portion of the WW Royalty specified therein to the Investor.

“Investor” is defined in the Preamble.

“Investor Closing Certificate” is defined in Section 3.3(b).

“Investor Designee” means the individual elected to the Board of Directors in accordance with Section 6.5.

“Investor Incumbency Certificate” is defined in Section 3.3(c).

“Investor Indemnitors” is defined in Section 6.7.

“Investor WW Royalty Payment” means such portion of the WW Royalty payable by the Company to the Investor pursuant to the Instruction Letter then in effect.

“Japan Royalty” means all of the Company’s right, title and interest in and to (a) all payments payable to the Company by Licensee under Article 6 of the License Agreement with respect to all Net Sales of any Licensed Product in the Eisai Territory, (b) any payments to the Company under the License Agreement in lieu of the payments of clause (a), (c) any royalty payments to the Company based on amounts treated as Net Sales of Licensee in the Eisai Territory under the final sentence of Section 8.4 of the License Agreement, (d) any payments to the Company under Section 8.5.6 of the License Agreement to the extent related to the Licensed Product in the Eisai Territory, and (e) any payments payable to the Company by any licensee under any New Arrangement.

“Joint Patents” shall have the meaning ascribed thereto in Section 1.59 of the License Agreement.

“Knowledge of the Company” means the actual knowledge of Robert Bazemore, Paolo Tombesi, Matthew Ros, Shefali Agarwal and John Weidenbruch.

“License Agreement” means that certain Amended and Restated Collaboration and License Agreement, dated as of March 12, 2015, between the Company and the Licensee.

“Licensed Eisai IP” means the Eisai IP, the Eisai Collaboration IP and Licensee’s interest in the Joint IP, as each such capitalized term is defined in the License Agreement.

“Licensed Eisai Patents” means the Eisai Patents and the Eisai Collaboration Patents, as each such capitalized term is defined in the License Agreement.

“Licensed Epizyme IP” means the Epizyme IP, the Epizyme Collaboration IP and the Company’s interest in the Joint IP, as each such capitalized term is defined in the License Agreement.

“Licensed Epizyme Patents” means the Epizyme Patents and the Epizyme Collaboration Patents, as each such capitalized term is defined in the License Agreement.

“Licensed IP” means, collectively, the Licensed Epizyme IP and the Licensed Eisai IP.

“Licensed Patents” is defined in Section 4.19(a).

“Licensed Product” shall have the meaning ascribed thereto in Section 1.63 of the License Agreement.

“Licensee” means Eisai Co., Ltd. and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement.

“Licensee Consent” is defined in Section 8.7.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Losses” is defined in Section 11.1.

“Material Adverse Change” means (i) a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole, provided, that none of the following shall constitute a “material adverse effect”: (1) the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets and the biotechnology industry, (2) changes in the market price of Common Stock, (3) matters related to the approval of tazemetostat in any subpopulation for which a New Drug Application has been filed with the U.S. Food & Drug Administration, (4) a delay in the approval of tazemetostat as a treatment for epithelioid sarcoma or follicular lymphoma as a result of clinical efficacy or (5) the termination of collaboration or licensing arrangement(s) between the Company and any Third Party unrelated to tazemetostat, (ii) a material adverse effect on the legality, validity or enforceability of the Transaction Documents, (iii) a material adverse effect on the ability of the Company to perform any of its obligations thereunder, including the issuance and sale of any of the Securities, (iv) a material adverse effect on the rights of the Company under the License Agreement with respect to the Japan Royalty, other than as a result of a Credit Event, (v) a material adverse effect on the validity or enforceability of any of the Licensed Epizyme Patents or Joint Patents in the Eisai Territory, or (vi) an adverse effect in any respect on the timing, amount or duration of the payments to be made to the Investor in respect of the Japan Royalty or the right of the Investor to receive such payments, other than as a result of a Credit Event.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Net Sales” shall have the meaning ascribed thereto in Section 1.70 of the License Agreement.

“New Arrangement” is defined in Section 6.17(b).

“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith, (iii) liens under or permitted by that certain Loan Agreement, dated as of November 4, 2019 by and among the Company, Biopharma Credit PLC and Biopharma Credit Investments V (Master) LP, and (iv) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Company).

“Permitted Reduction” means a Royalty Reduction pursuant to Sections 6.4.2(b), 6.4.3, 6.4.4 of the License Agreement or 8.4 of the License Agreement with respect to the Licensed Product in the Eisai Territory.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Preferred Stock” is defined in Section 4.6.

“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.

“Proceeds” means any amounts actually recovered by the Company as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the Japan Royalty.

“Product Rights” is defined in Section 6.17(b).

“Put Closing” is defined in Section 2.1(b)(iii).

“Put Closing Date” is defined in Section 2.1(b)(iii).

“Put Exercise Notice” is defined in Section 2.1(b)(ii).

“Put Option” is defined in Section 2.1(b)(i).

“Put Option Period” is defined in Section 2.1(b)(i).

“Put Option Purchase Price” is defined in Section 2.1(b)(i).

“Put Price” means the lesser of (i) the ten-day volume-weighted average trading price of the Common Stock for the ten full consecutive Trading Days immediately preceding the date and time that the Put Exercise Notice is delivered to the Investor and (ii) Twenty Dollars ($20.00).

“Put Price VWAP Threshold” means the three-day volume-weighted average trading price of the Common Stock for the three full consecutive Trading Days immediately following the last Trading Day included in the determination of the Put Price pursuant to clause (i) of the definition thereof.  For example, if the Put Exercise Notice is dated and delivered to the Investor (i) prior to the commencement of the trading of shares of the Common Stock on a Monday, then the Put Price VWAP Threshold would be determined based upon the three-day volume-weighted average trading price of the Common Stock for Monday, Tuesday and Wednesday (assuming such Monday, Tuesday and Wednesday are each Trading Days) or (ii) after the close of trading (or during the trading) of shares of the Common Stock on a Monday, then the Put Price VWAP Threshold would be determined based upon the three-day volume-weighted average trading price of the Common Stock for the next Tuesday, Wednesday and Thursday (assuming such Tuesday, Wednesday and Thursday are each Trading Days).

“Put Shares” is defined in Section 2.1(b)(i).

“Receiving Party” is defined in Section 7.1.

“Reference Date” is defined in Section 4.6.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Representative” means, with respect to any Person, (i) any member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty Reduction” is defined in Section 4.17(m).

“Securities” means, collectively, (i) the Shares, (ii) the Warrant, (iii) when and if issued upon conversion or exercise of the Warrant, the Warrant Shares and (iv) when and if issued in accordance with Section 2.1(b) hereof, the Put Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” is defined in Section 2.1(a).

“Subsidiary” is defined in Section 4.1.

“Trading Day” means a day on which trading in the Common Stock occurs on the Nasdaq Global Select Market.

“Transaction Documents” means this Agreement and the Warrant.

“UCC” means the New York Uniform Commercial Code as in effect from time to time.

“UNC Agreement” means that certain License Agreement, dated as of January 7, 2008, by and between The University of North Carolina at Chapel Hill and the Company, as terminated pursuant to that certain Notice of Termination of License Agreement, effective as of March 7, 2016.

“UNC Patents” means any and all issued patents and pending patent applications that were licensed to the Company pursuant to the UNC Agreement.

“Warrant” is defined in Section 2.2.

“Warrant Shares” is defined in Section 2.2.

“WW Royalty” is defined in the Preamble.

1.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

1.3Headings.  The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

SECTION 2

Purchase and Sale of Shares, Warrants and Japan Royalty; Applicable Reduction Payment

2.1Sale of Shares.

(a)Subject to the terms and conditions hereof, at the Closing, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, 6,666,667 shares of Common Stock (the “Shares”).

(b)Put Option.

(i)For a period of eighteen (18) months from the date hereof (the “Put Option Period”), the Company shall have the option (the “Put Option”) to issue and sell to the Investor, and, subject to Section 2.3(b)(v), the Investor shall purchase from the Company, a number of shares equal to the quotient obtained by dividing (a) Fifty Million Dollars ($50,000,000.00) (the “Put Option Purchase Price”) by (b) the Put Price (the “Put Shares”).

(ii)The Company may exercise the Put Option only once and solely during the Put Option Period by delivering to the Investor written notice of such exercise (the “Put Exercise Notice”), which shall include (a) the Put Price and its calculation and (b) a certification from the chief executive officer or chief financial officer of the Company that, as of the date and time of the delivery of the Put Exercise Notice to the Investor, no event or circumstance has occurred or exists with respect to the Company, its Subsidiaries, or their respective businesses, properties, operations or financial condition, which has not been publicly announced or disclosed (other than such delivery of the Put Exercise Notice) and which, individually or in the aggregate, would constitute a Material Adverse Change or would reasonably be expected to have a material adverse effect on the trading price of the Common Stock.  The delivery of the Put Exercise Notice shall be the Confidential Information of the Company. Any purported exercise of the Put Option by the Company following the date that is eighteen (18) months from the date hereof shall be void.

(iii)The purchase and sale of the Put Shares shall take place remotely via the exchange of documents and signatures (the “Put Closing”) on the Business Day that is immediately following the third (3rd) Trading Day following which the Investor received the Put Exercise Notice, subject to the satisfaction of the conditions set forth in Sections 8.1 (other than clause (iii) thereof), 8.2 (provided that the Company shall be allowed to deliver an updated Disclosure Schedule dated as of the Put Closing Date in a form reasonably acceptable to the Investor with respect to the representations and warranties of the Company in Section 4), 8.3, 8.4, 8.5, 8.9, 8.10 (other than clause (ii) thereof), 8.12, 9.1 (other than clause (iii) thereof), 9.2, 9.3, 9.6 and 9.10 (other than clause (ii) thereof), in each case as if references therein to the “Closing”, the “Closing Date” and “Shares” were instead references to the “Put Closing”, the “Put Closing Date” and “Put Shares”, respectively, mutatis mutandis, have been satisfied or waived in writing by the Investor (except to the extent not permitted by law), or at such other time as agreed by both parties (the “Put Closing Date”). At the Put Closing, the Investor shall pay the Put Option Purchase Price by wire transfer of immediately available funds to one or more accounts specified by the Company on Exhibit C or such other account(s) as may be specified by the Company.

(iv)At the Put Closing, upon confirmation of receipt of the Put Option Purchase Price by the Company, the Company shall issue the Put Shares in book-entry form to the Investor.

(v)Notwithstanding any other provision in this Section 2.1(b) to the contrary, if (A) the Put Price is equal to less than Eight Dollars ($8.00) or (B) the Put Price VWAP Threshold is equal to less than ninety percent (90%) of the Put Price, the Investor shall have the right to decline to purchase the Put Shares at the Put Closing, whereupon the Put Option shall be void, which right must be exercised prior to 11:59 PM (Eastern Time) on the third (3rd) Trading Day following which the Investor received the Put Exercise Notice.

2.2Sale of Warrant.   Subject to the terms and conditions hereof, at the Closing, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, a warrant (the “Warrant”), in substantially the form attached hereto as Exhibit B, to acquire up to two million five hundred thousand (2,500,000) shares of Common Stock at an exercise price of Twenty Dollars ($20.00) per share (such shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrant, the “Warrant Shares”).

2.3Sale of Japan Royalty.  Subject to the terms and conditions hereof, at the Closing, the Company shall sell, transfer, assign and convey to the Investor, and the Investor shall purchase, acquire and accept from the Company, free and clear of all Liens, all of the Company’s right, title and interest in and to all of the Japan Royalty.

2.4Purchase Price.  The purchase price to be paid to the Company for (a) the issuance and sale of the Shares and the Warrant and (b) the sale, transfer, assignment and conveyance of the Company’s right, title and interest in and to the Japan Royalty to the Investor, is the Aggregate Purchase Price.

2.5No Assumed Obligations.  Notwithstanding any provision in this Agreement to the contrary, the Investor is purchasing, acquiring and accepting only the Shares, the Warrant and the Japan Royalty, and is not assuming any liability or obligation of the Company of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise.  Except as specifically set forth herein in respect of the Japan Royalty purchased, acquired and accepted hereunder, the Investor does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Company under the License Agreement or any other assets of the Company.

2.6True Sale of Japan Royalty.  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Japan Royalty from the Company to the Investor and not a financing transaction, borrowing or loan. Following the Closing, the Investor will be the owner of the Japan Royalty, the Investor will have no right to return the Japan Royalty to the Company, and the Company will have no right to repurchase the Japan Royalty from the Company.  The sole recourse of the Investor against the Company in respect of the Japan Royalty will be (a) for Royalty Reductions other than Permitted Reductions, only to the extent permitted under Section 6.10 hereof, and (b) indemnification for Losses, only to the extent permitted under Section 11 hereof; provided, however, that nothing herein shall otherwise limit the Company’s obligations under its covenants in Section 6 and elsewhere in this Agreement or the

Company’s liability for failure to perform such obligations.  Accordingly, the Company shall treat the sale, transfer, assignment and conveyance of the Japan Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Company hereby authorizes the Investor to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Company as the debtor and the Investor as the secured party in respect of the Japan Royalty.  Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Investor in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Company does hereby grant to the Investor, as security for the obligations of the Company hereunder, a first priority security interest in and to all right, title and interest of the Company, in, to and under the Japan Royalty and any “proceeds” (as such term is defined in the UCC) thereof, and the Company does hereby authorize the Investor, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest.

SECTION 3

Closing; Payment of Purchase Price

3.1Closing. The purchase and sale of the Shares, the Warrant and the Japan Royalty shall take place remotely via the exchange of documents and signatures (the “Closing”) on the second Business Day after the date on which the conditions set forth in Section 8 and Section 9 have been satisfied, or at such other time as agreed by both parties (the “Closing Date”).  At the Closing, the Investor shall pay One Hundred Million Dollars ($100,000,000.00) (the “Closing Purchase Price”) by wire transfer of immediately available funds to one or more accounts specified by the Company on Exhibit C.

3.2Royalty Reduction.

(a)Following the Closing, within forty-five (45) calendar days of receipt by the Investor of the Epizyme Royalty Report for any calendar quarter, the Investor shall pay the Applicable Reduction Payment, if any, for such calendar quarter to the Company by wire transfer of immediately available funds to one or more accounts specified by the Company on Exhibit C or such other account as may be specified in writing by the Company from time to time.

(b)In lieu of the Investor making such payment to the Company under Section 3.2(a), and subject to the terms and conditions hereof and of the Instruction Letter then in effect, for so long as and for any calendar quarter during which the Investor WW Royalty Payment is payable to the Investor by the Company, the Company may elect, by written notice delivered to the Investor, to instead receive the Applicable Reduction Payment, if any for such calendar quarter, by reducing the Investor WW Royalty Payment payable for such calendar quarter by an amount equal to the Applicable Reduction Payment for such calendar quarter.

3.3Closing Certificates.

(a)Company’s Closing Certificate.  At the Closing, the Company shall deliver to the Investor a certificate of the Secretary of the Company, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of the Company executing this Agreement, (ii) as to the attached copies of Company’s certificate of incorporation, bylaws and resolutions adopted by the Board of Directors authorizing the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (iii) that the conditions set forth in Section 8.2, Section 8.3 and Section 8.4 have been satisfied (the “Company Closing Certificate”).

(b)Investor’s Closing Certificate.  At the Closing, RP Management LLC, as administrator of the Investor, shall deliver to the Company a certificate of an authorized person thereof, certifying that the conditions set forth in Section 9.2, 9.3 and 9.4 have been satisfied (the “Investor Closing Certificate”).

(c)Investor’s Incumbency Certificate. At the Closing, the Investor shall deliver to the Company a certificate of an authorized person of the owner trustee of the Investor certifying as to the incumbency of the officers executing this Agreement on behalf of Investor (the “Investor Incumbency Certificate”).

3.4Bill of Sale.  At the Closing, upon confirmation of the receipt of the Closing Purchase Price by the Company, the Company shall deliver to the Investor a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Japan Royalty, substantially in the form attached hereto as Exhibit D (the “Bill of Sale”).

3.5Share Issuance.  At the Closing, upon confirmation of the receipt of the Closing Purchase Price by the Company, the Company shall issue the Shares in book-entry form to the Investor.

3.6Warrant.  At the Closing, upon confirmation of the receipt of the Closing Purchase Price by the Company, the Company shall deliver to the Investor the duly executed Warrant.

SECTION 4

Representations and Warranties of the Company

Except as set forth on the Disclosure Schedule, the Company hereby represents and warrants the following as of the date hereof:

4.1Organization and Good Standing and Qualifications. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), and has all requisite corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as now being conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate of incorporation, bylaws, or other organizational documents.  The Company owns all of the outstanding shares of capital stock or equivalent equity security of each of the entities listed in Section 4.1 of the Disclosure Schedule (each such entity, a “Subsidiary”). The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not have a material adverse effect on the business, operations, properties, or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.

4.2Authorization.

(a)The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents.

(b)The execution, delivery and performance of the Transaction Documents by the Company, the consummation by the Company of the transactions contemplated thereby and the issuance, sale and delivery of the Securities have been duly authorized by all necessary corporate action and no further consent or authorization of the Company, its Board of Directors and its stockholders is required.

(c)The Agreement and, when executed and delivered in accordance with the terms hereof, the Warrant have been duly executed and delivered and constitute a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable Bankruptcy Laws, or indemnification or by other equitable principles of general application.

(d)Pursuant to resolutions previously provided to the Investor, the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act has approved, or will approve in advance of the Closing, for the express purpose of exempting the Investor’s and/or the Investor Designee’s interests (in each case, to the extent such person may be deemed to be a director or “director by deputization”) in each such transaction from Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 thereunder to the extent applicable, the transactions contemplated by the Transaction Documents, including any disposition of the Warrant to the Company upon the conversion thereof and any acquisition of Warrant Shares from the Company upon the exercise or conversion of the Warrant, any deemed acquisition or disposition in connection therewith, and all transactions with the Company related thereto.

4.3Reservation and Valid Issuance of Shares.

(a)The Company has authorized and reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of shares of Common Stock for issuance to the Investor in accordance with the Company’s obligations under this Agreement and the Warrant.

(b)The issuance of the Securities has been duly authorized by all requisite corporate action. When the Shares, the Put Shares and the Warrant Shares are issued, sold and delivered in accordance with the terms of this Agreement and the Warrant for the consideration expressed herein and therein, the Shares, the Put Shares and the Warrant Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, and will be free of all liens and restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws and the Investor shall be entitled to all rights accorded to a holder of shares of Common Stock. When the Warrant is issued and sold for the consideration expressed herein, the Warrant will be the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to:  (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) Bankruptcy Laws.

4.4No Conflicts.

(a)The execution, delivery and performance of this Agreement, and any other document or instrument contemplated hereby, including the Warrant, by the Company and the consummation by the Company of the transactions contemplated hereby, do not and will not:

(i)violate any provision of the certificate of incorporation or by-laws of the Company;

(ii)conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party where such default or conflict would constitute a Material Adverse Change;

(iii)create or impose a Lien, charge or encumbrance on any property or assets of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound, which would constitute a Material Adverse Change;

(iv)result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company are bound or affected where such violation would constitute a Material Adverse Change; or

(v)require any consent of any third-party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject where the failure to obtain any such consent would constitute a Material Adverse Change.

(b)Assuming the accuracy of the relevant representations and agreements of the Investor set forth herein, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental agency or other Person in connection with the execution, delivery or performance of any of its obligations under the Transaction Documents (including the issuance, sale and delivery of the Securities), other than:

(i)any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations;

(ii)the filing of the applicable listing of additional shares notification with Nasdaq; and

(iii)any required filings pursuant to the Exchange Act or the rules of the Commission.

4.5Compliance.  The Company is not, and the execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby will not cause the Company (in each case, other than as would not, individually or in the aggregate, constitute a Material Adverse Change) to be:

(a)in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment filed with the Commission Documents (as defined below);

(b)in violation of any provision of any judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound; or

(c)to its Knowledge, in violation of any federal, state or local statute, rule or governmental regulation.

4.6Capitalization.  The authorized share capital consists of 125,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of October 31, 2019 (the “Reference Date”), there were 91,074,671 shares of Common Stock issued and outstanding and 350,000 shares of Preferred Stock issued and outstanding. Since the Reference Date, the Company has not issued any capital stock since the Reference Date other than pursuant to (i) employee benefit plans disclosed in the Commission Documents and (ii) outstanding warrants, options issued under the Company’s stock incentive plans, or other securities disclosed in the Commission Documents.  Except as set forth in the Commission Documents or for options to acquire shares of Common Stock granted under the Company’s stock incentive plans disclosed in the Commission Documents, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Shares, the Put Shares or the Warrant Shares or the issuance and sale thereof. There are no shareholder agreements, voting agreements or other similar agreements with respect to the voting of Common Stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s shareholders.

4.7Commission Documents, Financial Statements.

(a)The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and, during the past twelve (12) months, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”).

(b)As of its date, each Commission Document filed within the past twelve (12) months complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, no such Commission Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Documents filed with the Commission during the past twelve (12) months complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)The Common Stock is currently listed or quoted on the Nasdaq Global Select Market. The Company is not in violation of the listing requirements of Nasdaq and has no Knowledge of any facts that would reasonably lead to delisting or suspension of its Common Stock from the Nasdaq Global Select Market in the foreseeable future.

4.8Internal Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the Commission Documents to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

4.9Material Adverse Change. Except as disclosed in the Commission Documents, since September 30, 2019, no event or series of events has or have occurred that would, individually or in the aggregate, constitute a Material Adverse Change.

4.10No Undisclosed Liabilities. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any of its Subsidiaries (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses since September 30, 2019.

4.11No Undisclosed Events or Circumstances. Except for the transactions contemplated by the Transaction Documents, no event or circumstance has occurred or exists with respect to the Company, its Subsidiaries, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Change.

4.12Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary, or any of their respective properties or assets that would be reasonably expected to result in a Material Adverse Change. Except as set forth in the Commission Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a Material Adverse Change.

4.13Compliance with Law. The businesses of the Company and its Subsidiaries have been and are presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as would not reasonably be expected to cause a Material Adverse Change. The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change.

4.14Exemption from Registration, Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Securities in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(a)(2) of the Securities Act, Regulation D and/or any other applicable federal and state securities laws. The sale and issuance of the Securities pursuant to, and the Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon any of the Securities or any of the assets of the Company, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire any of the Securities or other securities of the Company.

4.15Transfer Taxes.  All stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares and the Warrant to be sold to Investor hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

4.16Investment Company.  The Company is not and, after giving effect to the offering, sale and issuance of the Securities will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.17License Agreement.

(a)Agreements.  Attached hereto as Exhibit E is a true, correct and complete copy of the License Agreement.  The Company has made available to the Investor, in the data room, true, correct and complete copies of the following communications between the Company and Licensee under the License Agreement since March 12, 2015:  (x) all written minutes of, and written documents delivered to participants at meetings of the JSC (as defined in the License Agreement) and meetings of any Subcommittees (as defined in the License Agreement) thereof and senior management meetings conducted pursuant to Section 4.3 of the License Agreement, and (y) all other material written communications delivered to the Company related to the License Agreement or the Licensed Product.

(b)No Other Agreements.  Apart from the Licensee Consent when executed, and except as set forth on Schedule 4.17(b) of the Disclosure Schedule, the License Agreement is the only agreement, instrument, arrangement, waiver or understanding between the Company (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the Licensed Products and the Japan Royalty, and there are no other agreements, instruments, arrangements, waivers or understandings between the Company (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate to the License Agreement, the Licensed IP, the Licensed Products (including the development or commercialization thereof), or the Japan Royalty.  The Company has not proposed or received any proposal, to amend or waive any provision of the License Agreement since July 1, 2018.

(c)Licenses/Sublicenses.  Except as set forth on Schedule 4.17(c) of the Disclosure Schedule, to the Knowledge of the Company, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement (including any Licensed IP) in the Eisai Territory.

(d)Validity and Enforceability of License Agreement.  The License Agreement is a valid and binding obligation of the Company and the Licensee in accordance with its terms.  The License Agreement is enforceable against the Company and the Licensee in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law) or by any Credit Event.  The Company has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of the License Agreement, including Licensee’s obligation to pay any portion of the Japan Royalty without set-off of any kind.

(e)Licensed Product.  Tazemetostat is a Licensed Product under the License Agreement.  Licensee is obligated to pay royalties under Article 6 thereof on all sales of any Licensed Product in the Eisai Territory.

(f)No Liens or Assignments by the Company.  The Company has not, except as contemplated hereby, conveyed, assigned or in any other way transferred or granted any liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Japan Royalty, the Licensed Epizyme IP or the License Agreement.

(g)No Waivers or Releases.  The Company has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement.

(h)No Termination.  The Company has not (i) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention or desire to terminate the License Agreement or (ii) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention or desire to terminate the License Agreement.  To the Knowledge of the Company, no event has occurred that would give rise to the expiration or termination of the License Agreement.

(i)No Breaches or Defaults.  There is and has been no material breach or default under any provision of the License Agreement either by the Company (or any predecessor thereof) or, to the Knowledge of the Company, by Licensee (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Company or, to the Knowledge of the Company, by Licensee.

(j)Payments Made.  The Company has received from Licensee the full amount of the payments due and payable under the License Agreement by Licensee to the Company.  The Company (or any predecessor thereof) has received no other payments from Licensee under or related to the License Agreement since March 12, 2015.

(k)No Assignments by Licensee.  The Company has not consented to any assignment or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Company’s Knowledge, Licensee has not assigned or otherwise transferred or granted any liens upon or security interest with respect to any of its rights or obligations under the License Agreement or any portion of its right, title and interest in and to the Licensed Eisai IP, in each case, to any Person.

(l)No Indemnification Claims.  The Company has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Company received any claims for indemnification under the License Agreement, whether pursuant to Article 11 thereof or otherwise.

(m)No Royalty Reductions.  As of the date hereof, there is no Japan Royalty due and payable under Section 6.4.1(a) of the License Agreement.  To the Knowledge of the Company, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to make, or have the right to make, any claim against the Company pursuant to (i) any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”) or (ii) a Permitted Reduction set forth in Sections 6.4.3, 6.4.4 or 8.4 of the License Agreement in respect of the Japan Royalty.

(n)No Notice of Infringement.  The Company has not received any written notice from, or given any written notice to, Licensee pursuant to Section 8.4 or Section 8.5.1 of the License Agreement.

(o)Audits.  The Company has not initiated, pursuant to Section 6.8.2 of the License Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to Net Sales of Licensed Products in the Eisai Territory, or to the calculation of royalties or other amounts payable by Licensee to the Company under the License Agreement.

4.18Title to Royalty.  The Company has good and marketable title to the Japan Royalty free and clear of all Liens (other than Permitted Liens).  Upon payment of the Closing Purchase Price to the Company by the Investor at the Closing, the Investor will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Japan Royalty, free and clear of all Liens (other than Liens created by the Investor).

4.19Intellectual Property.

(a)Schedule 4.19(a) of the Disclosure Schedule lists all Licensed Eisai Patents, Licensed Epizyme Patents and Joint Patents (collectively, the “Licensed Patents”).  The Company is the sole owner of, and has the sole interest in, all of the Licensed Epizyme Patents.  To the Knowledge of Company, Licensee is the sole owner of, and has the sole interest in, all of the Licensed Eisai Patents.  The Company and Licensee collectively are the sole owners of, and collectively have the sole interest in, the Joint Patents, and the Company is the sole owner of, and has the sole interest in, its undivided half interest in each of the Joint Patents.  Schedule 4.19(a) of the Disclosure Schedule specifies as to each of the Licensed Patents, as applicable, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates, and the record owner of each such patent or patent application.

(b)Except as set forth in Schedule 4.19(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened litigations, interferences, reexamination, oppositions or like procedures involving any Licensed Epizyme Patent or Joint Patent. To the Knowledge of the Company, there are no pending or threatened litigations, interferences, reexamination, oppositions or the like procedures involving any Licensed Eisai Patents.

(c)All of the issued Licensed Epizyme Patents and issued Joint Patents are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Company, are valid and enforceable.  The Company has not received any written notice relating to the lapse, expiration or other termination of any of the issued Licensed Epizyme Patents or issued Joint Patents, or any written legal opinion that alleges that any of the issued Licensed Epizyme Patents or issued Joint Patents is invalid or unenforceable. To the Knowledge of the Company, all of the issued Licensed Eisai Patents are in full force and effect and have not lapsed, expired or otherwise terminated, and are valid and enforceable.

(d)There is no Person who is or claims to be an inventor under any of the owned Licensed Epizyme Patents or the Joint Patents who is not a named inventor thereof.

(e)The Company has not, and, to the Knowledge of the Company, Licensee has not, received any written notice of any claim by any Person challenging inventorship or ownership of, the rights of the Company or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patent or other intellectual property rights of such Person.

(f)To the Knowledge of the Company, the discovery and development of any Licensed Product did not and has not infringed, violated or misused any patent or other intellectual property rights owned by any third party.  The Company has not, except as set forth in Schedule 4.19(f) of the Disclosure Schedule, and, to the Knowledge of the Company, Licensee has not, in-licensed any intellectual property right covering the manufacture, use, sale, offer for sale or import of any Licensed Product.

(g)To the Knowledge of the Company, the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Licensed Product has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person, including the UNC Patents.

(h)To the Knowledge of the Company, there is no, nor has there been any, infringement or misappropriation or other violation of, any of the Licensed Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Licensed Product by any third party.

(i)All required maintenance fees, annuities and like payments with respect to the Licensed Patents for which Company controls the prosecution and maintenance in accordance with Section 8.2 of the License Agreement, and to the Knowledge of the Company, with respect to all other Licensed Patents, have been timely paid.

4.20UCC Representation and Warranties.  The Company’s exact legal name is, and for the immediately preceding ten years has been, “Epizyme, Inc.”.  The Company is, and for the prior ten years has been, incorporated under the laws of the State of Delaware.

4.21Brokers.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 5

Representations and Warranties of the Investor

The Investor hereby represents and warrants the following as of the date hereof:

5.1Experience.  The Investor is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

5.2Investment.  The Investor is acquiring the Japan Royalty, the Shares and the Warrant, and, upon exercise or conversion of the Warrant, the Warrant Shares, and, when and if issued and sold in accordance with Section 2.1(b), the Put Shares, for investment for the Investor’s own account and not with the view to, or for resale in connection with, any distribution thereof.  The Investor understands that the Securities have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Securities.

5.3Rule 144. The Investor acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.  In connection therewith, the Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 5, subject to Section 9.2, and will transfer the Shares, the Put Shares and the Warrant Shares on the books of the Company only to the extent not inconsistent herewith and therewith.

5.4Access to Information. The Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities.  The Investor has had a full opportunity to ask questions of and receive answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of the purchase of the Japan Royalty and an investment in the Securities.  The Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.

5.5Enforceability.  This Agreement when executed and delivered by the Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to:  (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) Bankruptcy Laws.

5.6Authorization.  The Investor has the requisite trust power and authority to enter into and perform its obligations under the Transaction Documents

. The execution, delivery and performance of the Transaction Documents by the Investor and the consummation by the Investor of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of its owner trustee and no further consent or authorization of the Investor and its owner trustee is required.

5.7No Conflicts.

(a)The execution, delivery and performance of this Agreement, and any other document or instrument contemplated hereby, by the Investor and the consummation by the Investor of the transactions contemplated hereby, do not and will not:

(i)violate any provision of the organizational documents of the Investor;

(ii)conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party;

(iii)result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Investor or any of its Subsidiaries; or

(iv)require any consent of any third-party that has not been obtained pursuant to any material contract to which the Investor is subject.

(b)Assuming the accuracy of the relevant representations and agreements of the Company set forth herein, the Investor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental agency or other Person in connection with the execution, delivery or performance of any of its obligations under the Transaction Documents, other than any required filings or approvals under the Exchange Act, the HSR Act or any foreign antitrust or competition laws, requirements or regulations.

5.8Investor Status.  The Investor acknowledges that it is either (i) an institutional “accredited investor” as defined in Rule 501(a) of Regulation D or (ii) a “qualified institutional Investor” as defined in Rule 144A of the Securities Act, as indicated on Schedule A hereto, and the Investor shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

5.9No Inducement.  The Investor was not induced to participate in the offer and sale of the Securities by the filing of any registration statement in connection with any public offering of the Company’s securities, and the Investor’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

SECTION 6

Covenants

6.1Efforts to Consummate Transactions.  Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by the Transaction Documents. Each of the Company and the Investor agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents.

6.2Authorization and Reservation of Warrant Shares and Put Shares.  The Company covenants to continue to keep authorized and reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of shares of Common Stock for issuance to the Investor (i) in accordance with the Company’s obligations under the Warrant and (ii) in accordance with Section 2.1(b) hereof.

6.3Exchange Listing.  Promptly following the date hereof, the Company shall prepare and file the applicable listing of additional shares notification with Nasdaq and use its reasonable best efforts to cause the Shares, the Put Shares and the Warrant Shares to be approved for listing on Nasdaq Global Select Market as promptly as practicable and in any event before the Closing.

6.4Antitrust Approval.  The Company and the Investor acknowledge that (a) no filing under the HSR Act is necessary before or at the Closing, and (b) a filing under the HSR Act may be necessary in connection with the acquisition of Warrant Shares or Put Shares contemplated by the Transaction Documents.  The Investor will notify the Company if any such filing is required on the part of the Investor (x) in advance of exercise of the Warrant or (y) promptly following the Company’s exercise of the Put Option. The Company, the Investor and any other applicable Affiliate of the Investor or of the Company will use reasonable best efforts to cooperate in timely making or causing to be made all required applications and filings under the HSR Act (and other applicable antitrust laws) in connection with the acquisition of Warrant Shares or the Put Shares in a timely manner.  In furtherance (and without limitation) thereof, each of the Company and the Investor shall (and Investor shall cause its applicable Affiliates to) make any such applications or filings required in connection with the acquisition of Warrant Shares or Put Shares as promptly as practicable (and in any event within five (5) Business Days) after the date the Investor delivers a notice to the Company indicating that such filing is required.  For as long as the Warrant or the Put Option is outstanding and owned by the Investor, the Company shall as promptly as reasonably practicable after receipt of the Investor’s written request provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Investor may reasonably request in order to determine whether any antitrust requirements may exist with respect to any potential exercise of the Warrant or the Put Option and issuance of the Warrant Shares or Put Shares (it being understood that the Investor shall keep such information confidential in accordance with Section 7 and the Company shall have no obligation to disclose any information to the extent the disclosure thereof would result in the breach of any contract to which the Company is a party or the violation of any applicable law, rule, regulation or stock exchange requirement).  Except to the extent prohibited by applicable law, each of the Investor and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other applicable antitrust law.  The Investor and the Company shall each use reasonable best efforts to satisfy the conditions set forth in Section 8.5 and Section 9.3 on or prior to the date specified in Section 12.1(b).

6.5Board Nomination.  The Company agrees to appoint Pablo Legorreta to the Board of Directors, effective as of the Closing (or such later date as may be mutually agreed by the Company and the Investor), by taking all necessary action to increase the size of the Board of Directors prior to the Closing unless there otherwise is a vacancy in the Board of Directors and in either event filling the vacancy thereby created with such individual. The initial Investor Designee described in the immediately preceding sentence shall be appointed as a “Class III” director.

6.6Section 16 Matters.  If the Company becomes a party to a consolidation, merger or other similar transaction or if there is any event or circumstance that may result in the Investor or the Investor Designee being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if the Investor Designee is serving or participating on the Board of Directors at such time or has served on the Board of Directors during the preceding six months, then upon request of the Investor or the Investor Designee, (i) the Board of Directors or a committee of the Board of Directors composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Investor’s and/or the Investor Designee’s interests (in each case, to the extent such person may be deemed to be a director or “director by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Investor or the Investor Designee of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor or the Investor Designee (in each case, to the extent such persons may be deemed to be a director or “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable.

6.7D&O Indemnification; Insurance Priority Matters.  The Investor Designee shall be entitled to enter into the Company’s standard form of indemnification agreement, a copy of which has been publicly filed with the Commission. The Company acknowledges and agrees that the Investor Designee may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor or its Affiliates (collectively, the “Investor Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Company’s certificate of incorporation, bylaws and/or indemnification agreement to the Investor Designee, in his or her capacity as a director of the Company (such that the Company’s obligations to such indemnitee in his or her capacities as director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitee shall, in his or her capacities as director, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) the certificate of incorporation and/or bylaws of the Company as in effect from time to time and/or (ii) such other agreement, if any, between the Company and such indemnitee, without regard to any rights such indemnitee may have against the Investor Indemnitors. No advancement or payment by the Investor Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company.

6.8Disclosures.  Except for a press release previously approved in form and substance by the Company and the Investor or any other public announcement using substantially the same text as such press release, neither the Company nor the Investor shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to the terms of the Transaction Documents or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).

6.9Payments Received in Error; Interest.

(a)Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Japan Royalty is made to the Company, the Company shall pay such amount to the Investor, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Investor, without any deduction, recoupment, or offset for any reason whatsoever. The Company shall notify the Investor of such wire transfer and provide reasonable details regarding the Japan Royalty payment so received by the Company.  The Company agrees that, in the event any portion of the Japan Royalty is paid to the Company, the Company (i) until paid to the Investor, shall hold such payment received in trust for the benefit of the Investor, and (ii) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any security interest in such payment.

(b)Commencing on the Closing Date and at all times thereafter, if any payment due under the License Agreement that does not constitute the Japan Royalty, or to which the Investor is not entitled under the Eisai Royalty Purchase Agreement, is made to the Investor, the Investor shall pay such amount to the Company, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Company, without any deduction, recoupment, or offset for any reason whatsoever. The Investor shall notify the Company of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Investor.  The Investor agrees that, in the event any payment due under the License Agreement that does not constitute the Japan Royalty, or to which the Investor is not entitled under the Eisai Royalty Purchase Agreement, is paid to the Investor, the Investor (i) until paid to the Company, shall hold such payment received in trust for the benefit of the Company, and (ii) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any security interest in such payment.

(c)A late fee of 4% over the Prime Rate shall accrue on all unpaid amounts with respect to any sum payable under Section 6.9(a) or 6.9(b) beginning five (5) Business Days after notice that such payment was received in error.

6.10Royalty Reduction. If Licensee exercises any Royalty Reduction against any payment of the Japan Royalty other than for a Permitted Reduction, and if such Royalty Reduction reduces any amount paid to the Investor on account of the Japan Royalty to below the amount that would have been received by the Investor on account of the Japan Royalty had such Royalty Reduction other than a Permitted Reduction not been exercised by Licensee, then the Company shall promptly (and in any event within five (5) Business Days following the payment of the Japan Royalty affected by such Royalty Reduction) make a true-up payment to the Investor such that the Investor receives the full amount of such Japan Royalty payment that would have been payable to the Investor had such Royalty Reduction, other than a Permitted Reduction, not occurred.  For the avoidance of doubt, any nonpayment by Licensee as a result of a Credit Event shall not constitute a Royalty Reduction for purposes of this Section 6.10 and shall not obligate the Company to make any payment under this Section 6.10.

6.11Royalty Reports.  Promptly (and in any event within five (5) Business Days) following the receipt by the Company of any Eisai Royalty Report, notice, correspondence or other confidential information provided to the Company under the License Agreement that, to the Company’s Knowledge, the Licensee has not provided to the Investor directly, the Company shall furnish a true, correct and complete copy of the same to the Investor.

6.12Notices and Other Information to the Licensee.  The Company and the Investor shall consult prior to the Company sending any material written notice or correspondence to Licensee relating to, or involving, the Japan Royalty, the Licensed IP or the License Agreement that would reasonably be expected to result in a Material Adverse Change.  Except for such notices and correspondence required to be given or made by the Company under the License Agreement that would not reasonably be expected to result in a Material Adverse Change, the Company shall not send any such notice or correspondence without the prior written consent of the Investor.  The Company shall send to the Investor a copy of each notice and correspondence send by the Company to the License that relates to, or involves, the Japan Royalty, the Licensed IP or the License Agreement.

6.13Inspections and Audits.

(a)At the written request of the Investor, the Company shall, to the extent permitted under Section 6.8.2 of the License Agreement, cause an inspection or audit by an independent public accounting firm to be made for the purpose of determining the correctness of the Japan Royalty payments made under the License Agreement. With respect to any inspection requested by the Investor, the Company shall, for purposes of Section 6.8.2 of the License Agreement, select such independent public accounting firm as the Investor shall recommend for such purpose (as long as such independent certified public accountant is reasonably acceptable to Licensee as required by Section 6.8.2 of the License Agreement).  The Company shall not, without the Investor’s prior written consent, cause an inspection or audit to be made under Section 6.8.2 of the License Agreement. The Investor shall pay the Company the expenses of any inspection or audit (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Company pursuant to the License Agreement (if and as such expenses are actually incurred by the Company).

(b)If the Company elects, in accordance with Section 3.2(b) to offset any Applicable Reduction Payments against the Investor WW Royalty Payment, then, following such election made in accordance with Section 3.2(b), upon at least fourteen (14) Business Days’ written notice and during normal business hours, no more frequently than once per calendar year, the Investor may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Company to be made of the Company’s books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of any Applicable Reduction Payment offset against the Investor WW Royalty Payment. All of the expenses of any inspection or audit caused by the Investor hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Investor if the independent public accounting firm determines that an Applicable Reduction Payment was incorrect by an amount less than five percent (5%) of the Applicable Reduction Payment actually offset or (ii) the Company if the independent public accounting firm determines that an Applicable Reduction Payment was incorrect by an amount equal to or greater than five percent (5%) of the Applicable Reduction Payment actually offset.  All information obtained by the Investor as a result of any such inspection or audit shall be Confidential Information of the Company subject to Section 7 and the independent public accounting firm shall be considered a Representative of the Investor for purposes of Section 7.

6.14Amendment or Assignment of License Agreement.  The Company shall not, without the Investor’s prior written consent, assign, amend, modify, supplement or restate (or consent to any assignment, amendment, modification, supplement or restatement of) any provision of the License Agreement in any manner that would reasonably be expected to result in a Material Adverse Change.  Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Company of any final assignment, amendment, modification, supplement or restatement of the License Agreement, the Company shall furnish a copy of the same to the Investor.

6.15Maintenance of Agreements.  The Company shall comply in all material respects with its obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or default thereunder by the Company that would reasonably be expected to result in a Material Adverse Change.  Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from Licensee of an alleged breach or default by the Company under the License Agreement, the Company shall give notice thereof to the Investor, including delivering to the Investor a copy of any such written notice.  The Company shall use its reasonable best efforts to cure any breaches or defaults by it and shall give written notice to the Investor upon curing any such breach or default. The Company shall consult with the Investor as to any action the Company proposes to take to dispute or cure any such breach or default under the License Agreement, and in connection with any dispute regarding such breach or default under the License Agreement, shall employ such counsel, reasonably acceptable to the Company, as the Investor may select.  The Company shall not, without the prior consent of the Investor, (a) forgive, release or compromise any amount owed to or becoming owed to the Company under the License Agreement in respect of the Japan Royalty or (b) waive any obligation of, or grant any consent to, Licensee under, in respect of or related to the Japan Royalty, provided that neither the occurrence of a Credit Event nor any automatic effect of a Credit Event under the License Agreement without an affirmative action of the Company shall itself be deemed any forgiving, release, compromise, waiver, or consent by the Company.  The Company shall not exercise or enforce its applicable rights under the License Agreement in any manner that would be reasonably likely to result in a Material Adverse Change.

6.16Enforcement of Agreements.

(a)Notice of Breaches by Licensee.  Promptly (and in any event within five (5) Business Days) after the Company becomes aware of, or comes to believe in good faith that there has been, a breach of the License Agreement by Licensee, the Company shall provide notice of such breach to the Investor.  In addition, the Company shall provide to the Investor a copy of any written notice of breach or alleged breach of the License Agreement delivered by the Company to Licensee as soon as practicable and in any event not less than five (5) Business Days following such delivery.

(b)Enforcement of License Agreement.  In the case of any breach by Licensee referred to in Section 6.16(a), the Company shall consult with the Investor regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement.  The Company shall, (i) if (and only if) requested in writing by the Investor, within ten (10) Business Days after receipt of such request, exercise such rights and remedies relating to any such breach related to the Eisai Territory as shall be available to the Company, whether under the License Agreement or by operation of law, as instructed by the Investor, and (ii) if requested by the Investor, the Company shall employ such counsel reasonably acceptable to the Company as the Investor shall recommend for such purpose.

(c)Allocation of Proceeds and Costs of Enforcement.  The Investor shall pay all costs and expenses incurred by the Investor and the Company (including the fees and expenses of attorneys engaged jointly or separately by the Investor and the Company) of any enforcement pursuant to this Section 6.16 undertaken at the Investor’s request, as they are incurred and paid. All Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement that relate to the Japan Royalty and are undertaken at the Investor’s request pursuant to this Section 6.16 shall be paid to the Investor.  The Company hereby assigns and, if not presently assignable, agrees to assign to the Investor the amount of Proceeds due to the Investor in accordance with this Section 6.16(c).

6.17Termination of Agreements

(a)The Company shall not exercise any right to terminate the License Agreement, agree with Licensee to terminate the License Agreement, or take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Licensee the right to terminate the License Agreement, under Article 12 of the License Agreement, in each case, except with the prior written consent of the Investor, provided that in no event shall the Company be obligated to prevent any termination of the License Agreement as a result of a Credit Event and not a result of any affirmative action of the Company.

(b)If the License Agreement or Licensee’s rights in the Eisai Territory are terminated by the Company pursuant to Section 12.3.1 or Section 12.4 of the License Agreement or by Licensee pursuant to Section 12.2.1(b) (including any deemed termination pursuant to Section 12.2.2) of the License Agreement such that the Company is granted the license and other rights by Licensee under Section 12.5.1(d) (and the remainder of such Section 12.5.1) of the License Agreement (collectively, the “Product Rights”), the Company shall, upon the written request of the Investor, take commercially reasonable efforts to negotiate the terms of a license with a third party under the Licensed IP, to make, have made, use, import, offer for sale and sell the Licensed Products in the Eisai Territory for any purpose that Licensee would have been permitted to make, have made, use, import, offer for sale and sell the Licensed Products in the Eisai Territory under the License Agreement and subject to rights retained, if any, by Licensee following such termination (any such license, a “New Arrangement”).  The Company and the Investor shall each provide assistance to, and cooperate with the each other, in connection with the negotiation of a New Arrangement.  The Investor shall reimburse the Company for any action taken by the Company at the Investor’s written request in connection therewith (including the Investor’s payment, upon written demand, of the Company’s reasonable attorneys’ fees, if any, in connection therewith).  Any New Arrangement shall (i) not become effective earlier than the effective date of the termination of the License Agreement in its entirety or as to the Eisai Territory, as the case may be, (ii) include terms, conditions and limitations that are, in the aggregate, not materially more burdensome to the Company than those contained in the License Agreement and (iii) require the advance written consent (not to be unreasonably withheld, conditioned or delayed) of the Investor.  The Company agrees to duly execute and deliver one or more agreements effecting such New Arrangement that satisfies the foregoing requirements promptly upon the written request of the Investor.

6.18Preservation of Rights.  The Company shall not hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its interest in any portion of the Licensed Epizyme Patents, Joint Patents, or the License Agreement without the prior written consent of the Investor, except for any transaction in which the Company transfers all or substantially all of its assets and business to which the Licensed Epizyme Patents, Joint Patents, and the License Agreement relate and as part of which the counterparty assumes the obligations of the Company in respect of the Japan Royalty hereunder and subordinates any rights obtained in such transaction to the rights of the Investor to the Japan Royalty as set forth herein.  The Company shall not hereafter subject to a Lien (other than a Permitted Lien), sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Japan Royalty.

6.19Enforcement; Infringement Claims; Prosecution.

(a)The Company shall promptly inform the Investor of any suspected infringement by a third party of any of the Licensed Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Licensed Product in the Eisai Territory.  The Company shall provide to the Investor a copy of any written notice of any suspected infringement in the Eisai Territory of any of the Licensed Patents delivered or received under Section 8.5.1 of the License Agreement or otherwise as soon as practicable and in any event not less than five (5) Business Days following such delivery.

(b)If the Company has the right to initiate an enforcement action in the Eisai Territory as set forth in Section 8.5.2 or 8.5.3 of the License Agreement or to defend a Licensed Patent in the Eisai Territory as set forth in Section 8.4 of the License Agreement, the Company shall, if and only if requested in writing by the Investor, promptly, and in any event within five (5) Business Days after receipt of such request, exercise such right as instructed by the Investor and, if requested by the Investor, the Company shall employ such counsel reasonably acceptable to the Company as the Investor shall recommend for such purpose, at the sole cost and expense of the Investor to the extent instructed by the Investor.

(c)The Company shall use commercially reasonable efforts to, or shall cause the same to be done, (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain the Licensed Patents in the Eisai Territory for which it controls the prosecution and maintenance in accordance with Section 8.2 of the License Agreement that are necessary or reasonably useful to develop, make, have made, use, sell, have sold, import or export any Licensed Product, including payment of maintenance fees or annuities on any such Licensed Patents, which shall be reimbursed to the extent provided under Section 8.3 of the License Agreement (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of the Licensed Patents in the Eisai Territory for which it controls the prosecution and maintenance in accordance with Section 8.2 of the License Agreement and any other forms of patent term restoration in any applicable jurisdiction in accordance with Section 8.5.8 of the License Agreement, and (iii) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment, of the Licensed Patents in the Eisai Territory for which it controls the prosecution and maintenance in accordance with Section 8.2 of the License Agreement.  For purposes of compliance with this Section 6.19(c), the Company shall employ such counsel, reasonably acceptable to the Company, as the Investor shall recommend for such purpose. Notwithstanding the foregoing, to the extent the Company decides not to file any such Licensed Patent in the Eisai Territory or intends to allow such Licensed Patent to lapse or become abandoned without having first filed a substitute and Licensee does not exercise its step-in rights under Section 8.2.2 of the License Agreement in respect of such Licensed Patent, the Company shall notify and consult with the Investor on such decision or intention at least thirty (30) days prior to the date upon which the subject matter of such Licensed Patent shall become unpatentable or such Licensed Patent shall lapse or become abandoned, and, to the extent the Licensee has declined to step-in to assume, as applicable, the filing, prosecution or maintenance of such Licensed Patent in accordance with Section 8.2.2 of the License Agreement, the Investor shall thereupon have the right (but not the obligation) to assume the same at its own expense with counsel of its own choice.  In such case, the Company shall use commercially reasonable efforts to transfer such prosecution and maintenance to the Investor, at the sole cost of the Investor.

6.20Third Party Stacking.  The Company agrees that, if at any time during the Royalty Term (as defined in the License Agreement) of the WW Royalty, the Company is entitled to credit, under Section 6.4.4 of the License Agreement, any amount against the royalties due by the Company to the Licensee on Net Sales of a Licensed Product as a result of any payments, royalties or other amounts of any kind paid to a third party with respect to the Company’s license rights, covenant not to sue or any other rights to or under one or more of patents or patent applications, which the Company and Investor have agreed in writing is subject to this Section 6.20, then the Company shall not exercise its right to credit such amount and shall pay the full amount of the WW Royalty due in accordance with the Instruction Letter then in effect as if the Company was not entitled to credit such amount under Section 6.4.4 of the License Agreement.

SECTION 7

Confidentiality

7.1Confidentiality.  Except as provided in this Section 7 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.

7.2Authorized Disclosure.

(a)Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)prosecuting or defending litigation;

(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)for regulatory, tax or customs purposes;

(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vii)upon the prior written consent of the Disclosing Party; or

(viii)disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent (A) that the Disclosing Party determines in good faith that the information to be disclosed is material to an investment in the Disclosing Party and is customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure, or (B) that the information is the sales of the Licensed Product and such information is to be included in the Investor’s financial reports to its investors.

(b)Notwithstanding the foregoing, in the event the Disclosing Party is required to make a disclosure of the Receiving Party’s Confidential Information pursuant to Sections 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Receiving Party of such disclosure and use reasonable efforts to secure confidential treatment of such information and to avoid and/or minimize the extent of such disclosure.  In any event, the Investor shall not file any patent application based upon or using the Confidential Information of Company provided hereunder.

SECTION 8

Conditions to Investor’s Obligations at Closing

The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Investor (except to the extent not permitted by law):

8.1No Injunction, etc.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by the Transaction Documents.  No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by the Transaction Documents, (ii) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation, (iii) have the effect of making illegal the purchase, sale, transfer and assignment of the Japan Royalty to the Investor or (iv) have the effect of making illegal the purchase of, or payment for, any of the Securities by the Investor.

8.2Representations and Warranties.  The representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” “material adverse effect” or “Material Adverse Change,” such representation or warranty (as so written, including the term “material” or “Material Adverse Change”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

8.3Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

8.4No Material Adverse Change.  After the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Change.

8.5HSR Act.  The waiting period(s) (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

8.6Company Closing Certificate.  The Company shall have delivered the Company Closing Certificate.

8.7Licensee Consent.  The Company shall have delivered to the Investor a consent and instruction letter, in substantially the form attached hereto as Exhibit H (the “Licensee Consent”), duly executed by the Company and Licensee.

8.8Form W-9.  The Company shall have delivered to the Investor a valid, properly executed IRS Form W-9 certifying that the Company is exempt from U.S. federal withholding tax and “backup” withholding tax.

8.9Securities Laws.  The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

8.10Authorizations.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with (i) the lawful issuance and sale of the Securities and (ii) the sale, transfer and assignment of the Japan Royalty pursuant to this Agreement, including any authorizations required under the HSR Act, shall have been duly obtained and shall be effective on and as of the Closing.

8.11Warrant.  The Company shall have delivered to the Investor the duly executed Warrant.

8.12Legal Opinion.  The Investor shall have received a legal opinion from counsel to the Company and in a form previously agreed upon by the Company and the Investor.

8.13Dataroom. Goodwin Procter LLP, counsel to the Investor shall have received an electronic copy of all of the information and documents posted to the virtual dataroom established by the Company as of the date hereof and made available to the Investor via Merrill Corp, for archival purposes only and to be held in escrow in the event of a future dispute regarding its contents.  Goodwin Procter LLP shall not make such materials available to the Investor, other than with the prior written consent of the Company, which shall not be unreasonably withheld.

SECTION 9

Conditions to the Company’s Obligations at Closing

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

9.1No Injunction, etc.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by the Transaction Documents.  No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by the Transaction Documents, (ii) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation, (iii) have the effect of making illegal the purchase, sale, transfer and assignment of the Japan Royalty to the Investor or (iv) have the effect of making illegal the purchase of, or payment for, any of the Securities by the Investor.

9.2Representations and Warranties. The representations and warranties of the Investor contained in Section 5 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” “material adverse effect” or “Material Adverse Change,” such representation or warranty (as so written, including the term “material,” “material adverse effect” or “Material Adverse Change”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

9.3HSR Act.  The waiting period(s) (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

9.4Licensee Consent.  The Company shall have received from Licensee the Licensee Consent, duly executed by the Company and Licensee.

9.5Performance.  The Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

9.6Securities Law Compliance.  The offer and sale of the Securities to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

9.7Investor Closing Certificate.  The Investor shall have delivered the Investor Closing Certificate.

9.8Investor Incumbency Certificate.  The Investor shall have delivered the Investor Incumbency Certificate.

9.9Form W-8BEN-E.  The Investor shall have delivered to the Company a valid, properly executed IRS Form W-8BEN-E certifying that the Investor is exempt from U.S. federal withholding tax with respect to any and all payments of and in respect of the Japan Royalty

9.10Authorization.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with (i) the lawful issuance and sale of the Securities and (ii) the sale, transfer and assignment of the Japan Royalty pursuant to this Agreement, including any

SECTION 10

Resales

10.1Rule 144 Reporting.  With a view to making available to the Investor the benefits of certain rules and regulations of the Commission which may permit the sale of the Shares, the Put Shares and the Warrant Shares to the public without registration, the Company agrees to use commercially reasonable efforts to:

(a)Make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

(b)File with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

Furnish the Investor forthwith upon request (i) a written statement by the Company as to its compliance with the public information requirements of said Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Investor of any rule or regulation of the Commission permitting the sale of any such securities without registration.

10.2Restrictive Legend.  The certificates representing the Shares, the Warrant Shares, when issued, and the Put Shares, when issued, will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.”

The legend set forth in this Section 10.2 and the related notation in the Company’s stock books shall be removed and the Company shall issue a certificate without such legend or any other legend to the holder of the Shares, the Warrant Shares and/or the Put Shares or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company, if (i) the Shares, the Warrant Shares and/or the Put Shares are registered for resale under the Securities Act, (ii) the Shares, the Warrant Shares and/or the Put Shares are sold or transferred in compliance with Rule 144, or (iii) the Shares, the Warrant Shares and/or the Put Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144.  Following Rule 144 becoming available for the resale of Shares, Warrant Shares and/or Put Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144, the Company shall (at the Company’s expense), upon the written request of Investor, cause its counsel to issue to the Company’s transfer agent a legal opinion authorizing the issuance of a certificate representing the Shares, Warrant Shares and/or Put Shares without any restrictive or other legends, if requested by such transfer agent.

SECTION 11

Indemnification

11.1Indemnification.  Each party (an “Indemnifying Party”) hereby indemnifies and holds harmless the other party, such other party’s respective officers, directors, employees, consultants, representatives and advisers, and any and all Affiliates of the foregoing (each of the foregoing, an “Indemnified Party”) from and against all losses, liabilities, costs, damages and expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such Indemnified Party to the extent arising from, connected with or related to (i) breach of any representation or warranty of such Indemnifying Party in this Agreement; and (ii) breach of any covenant or undertaking of any Indemnifying Party in this Agreement, provided that in no event shall the Company be liable for any Losses as a result of any Credit Event or any Permitted Reduction.  If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs which an Indemnified Party asserts to be an indemnifiable event pursuant to this Section 11, the Indemnified Party will provide written notice to the Indemnifying Party, setting forth the nature of the claim and the basis for indemnification under this Agreement.  The Indemnified Party will give such written notice to the Indemnifying Party promptly after it becomes aware of the existence of any such event or occurrence.  Such notice will be a condition precedent to any obligation of the Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability.  In case any such action is brought by a third party against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense and settlement thereof with counsel reasonably selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense and settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, provided, however, that an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party if (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party; or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between such parties (which such judgment shall be made by counsel to the Indemnified Party in good faith).  The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel, as reasonably requested, in the defense of any such asserted claim at no additional cost to the Indemnifying Party.  No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would materially and adversely affect the business, operations or assets of the Indemnified Party.  No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.  If an Indemnifying Party makes a payment with respect to any claim under the representations or warranties set forth herein and the Indemnified Party subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.

11.2Limitations on Liability. No party hereto shall be liable for any punitive or special damages under this Section 11 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Section 7) in or pursuant to this Agreement.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Investor shall have no recourse against the Company as a result of any Credit Event or any Permitted Reduction.

11.3Exclusive Remedy.  The rights of the parties hereto pursuant to (and subject to the conditions of) this Section 11 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Section 11.

SECTION 12

Termination

12.1Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of the Investor and the Company;

(b)by the Investor upon notice in writing to the Company at any time after November 11, 2019, if by such date the Closing shall not have been consummated for any reason other than a material breach by the Investor of any of its representations, warranties, covenants, agreements or obligations under this Agreement; or

(c)by the Company upon notice in writing to the Investor at any time after November 11, 2019, if by such date the Closing shall not have been consummated for any reason other than a material breach by the Company of any of its representations, warranties, covenants, agreements or obligations under this Agreement.

12.2Automatic Termination.  Unless earlier terminated as provided in Section 12.1, this Agreement shall continue in full force and effect until the end of the Royalty Term (as defined in the License Agreement), at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

12.3Survival.  Notwithstanding anything to the contrary in this Section 12, the following provisions shall survive termination pursuant to 12.2 of this Agreement:  Section 6.2 (Authorization and Reservation of Warrant Shares and Put Shares), Section 6.7 (D&O Indemnification; Insurance Priority Matters), Section 6.8 (Disclosures), Section 6.9 (Payments Received in Error; Interest), Section 6.13 (Inspections and Audits), Section 7 (Confidentiality), Section 10 (Resales), Section 11 (Indemnification), Section 12.3 (Survival) and Section 13 (Miscellaneous).  Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

SECTION 13

Miscellaneous

13.1Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York as applied to agreements entered into and performed entirely in the State of New York by residents thereof.

13.2Successors, Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  This Agreement may not be assigned by either party without the prior written consent of the other; except that either party may assign this Agreement to an Affiliate of such party or to any third party that acquires all or substantially all of such party’s business, whether by merger, sale of assets or otherwise.

13.3Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to the Investor, at the following address:

RPI Finance Trust

c/o RP Management, LLC

110 East 59th St, 33rd Floor

New York, NY 10022

Attention:  George Lloyd
Telephone:  (212) 883-2280
E-mail: glloyd@royaltypharma.com
Facsimile:  (212) 883-2260

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:  Arthur McGivern and Karen A. Spindler

Telephone: (617 570-1971; (415) 733-6058

Facsimile:  (617) 523-1231

E-mail: AMcGivern@goodwinlaw.com; KSpindler@goodwinlaw.com

if to the Company, at the following address:

Epizyme, Inc.

Robert Bazemore

Attention:Chief Executive Officer

Telephone: (617) 229-5872

Facsimile:(617) 349-0707

E-mail:rbazemore@epizyme.com

with a copy to:

WilmerHale

60 State Street

Boston, MA 02109

Attention:Stuart Falber

Telephone: (617) 526-6663

Facsimile:(617) 526-5000

E-mail:stuart.falber@wilmerhale.com

or at such other address as one party shall have furnished to the other party in writing.  All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

13.4Expenses.  Each of the Company and the Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

13.5Finder’s Fees.  Each of the Company and the Investor shall indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investor, or any of its respective partners, employees, or representatives, as the case may be, is responsible.

13.6Counterparts.  This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and all of which together shall constitute one instrument.

13.7Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

13.8Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and thereto, and the Licensee Consent constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and this Agreement shall supersede any existing confidentiality agreements between the parties, including that certain Confidentiality Agreement by and between the Company and the Investor, dated as of October 16, 2018, with all Confidential Information exchanged thereunder deemed Confidential Information hereunder and subject to the confidentiality and non-use restrictions set forth in Section 7.  No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.  In the event that the Investor or any Affiliate of the Investor enters into any other agreement with the Company, neither the Company, on the one hand, nor the Investor or any applicable Affiliate of the Investor, on the other hand, shall have any right to deduct or offset any amount owing to the other under this Agreement as a result of any obligation under any such other agreement.

13.9Waiver.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

13.10Trustee Capacity of Wilmington Trust Company.  Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust deed of the Investor, (ii) each of the representations, undertakings and agreements herein made on the part of the Investor is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Investor and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Investor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Investor under this Agreement or any related documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date first set forth above.3

EPIZYME, INC.

By:	/s/ Robert B. Bazemore
Name: Robert B. Bazemore
Title: Chief Executive Officer

RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Cynthia L. Major
Name: Cynthia L. Major
Title: Officer

Schedule A

The Investor is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act.